FORM 3

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.    Name and Address of Reporting Person*

      TELEPHONE AND DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
      (Last)                (First)                       (Middle)


      30 North LaSalle Street, Suite 4000
--------------------------------------------------------------------------------
      (Street)


      Chicago,               Illinois                 60602
--------------------------------------------------------------------------------
     (City)                  (State)                 (Zip)

================================================================================
2.   Date of Event Requiring Statement
     May 4, 2000
================================================================================
3.   I.R.S  Identification Number of Reporting Person, if an entity
     36-2669023
================================================================================
4.   Issuer Name and Ticker or Trading Symbol
     VoiceStream Wireless Corporation (VSTR)
================================================================================
5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

           Director                           X  10%
     -----                                  -----
           Officer (give title below)             Other (specify title below)
     -----                                  -----
================================================================================
6.   If Amendment, Date of Original (Month/Day/Year)
     N/A

================================================================================
7.   Individual or Joint/Group Filing (Check Applicable Line)
        X    Form filed by One Reporting Person
     ------
            Form filed by More than One Reporting Person
     ------
================================================================================

====================================================================================================================================
                                                        Table I-- Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------

 1. Title of Security                    2. Amount of Securities          3. Ownership        4. Nature of Indirect Beneficial
    (Instr. 4)                              Beneficially Owned               Form:  Direct       Ownership(Instr. 5)
                                            (Instr. 4)                       (D) or Indirect
                                                                             (I)  (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per share     35,570,493                        D
====================================================================================================================================

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the  form is  filed  by more  than one  reporting  person,  see  Instruction
5(b)(v).

====================================================================================================================================
                Table II-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options,convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative Security  2. Date Exercisable  3. Title and Amount of Securities  4. Conversion  5. Ownership  6. Nature of
   (Instr. 4)                        and Expiration       Underlying Derivative Security     or Exercise    Form of       Indirect
                                     Date(Month/Day/Year)         (Instr. 4)                 Price of       Derivative    Beneficial
                                     ---------------------------------------------------     Derivative     Security:     Ownership
                                     Date     Expira-       Title       Amount or Number     Security       Direct (D)    (Instr. 5)
                                     Exercis- ation                     of Shares                           Indirect(I)
                                     able     Date                                                          (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------


====================================================================================================================================

Explanation of Responses:

(1) Shares were acquired pursuant to a merger of Aerial Communications, Inc. into a subsidiary of Issuer.



                             /s/ LeRoy T. Carlson, Jr.            5/4/00
                             -----------------------------       ---------------
                             Name:   LeRoy T. Carlson,  Jr.       Date
                            Title: President of Each

                                     Reporting  Person

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C.  78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information  contained
in   this  form   are  not  required  to  respond  unless  the form  displays  a currently valid OMB Number.